Clean Power Concepts Inc. Announces Plan to Offer

$1 Million Private Placement with Accredited Investors

Press Release

Las Vegas, May 24th, 2007— Clean Power Concepts Inc. (“Clean Power” or the “Company”) (OTCBB:CPOW.OB) announced today that it intends to proceed with a private placement equity financing with accredited European and US investors.

The offering will be a non-brokered private placement amounting to US$1,001,000, consisting of a maximum of 715,000 Units (each, a “Unit”) at an offering price of US$1.40 per Unit. Each Unit will consist of one (1) share of Common Stock, par value $0.001, and one Warrant (each, a “Warrant”), exercisable for 24 months from the closing of the offering. The exercise price for each Warrant is priced at US$2.00.

The securities offered will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company intends to use the net proceeds of the private placement for working capital and general corporate purposes including acquisitions and capital purchases.

For further information contact:

Clean Power Concepts, Inc.

Visit: http://www. cleanpowerconcepts.com

Investor Relations:

Paul Kuntz

Phone: 888 767 5955